Exhibit 99

July 29, 2015

Mr. Stavros Tsibiridis, Managing Director
Wells Fargo Securities, LLC
550 South Tryon Street
Charlotte, NC  28202

Dear Stavros:

I want to thank you for having completed and presented to the Board the valuation study and The Eastern Company’s possible strategic alternatives. As you recall, those studies were performed for us as part of our offensive message during the proxy contest we were waging against Barington Capital. They have, however, won the proxy contest and now have two seats on our Board of Directors.

The announcement to the public of your engagement with us as Financial Advisors appears to have been interpreted as a signal that the Company is for sale in total or in pieces. That, unfortunately, was not the objective of the studies and in view of the Barington proxy victory that perception by the business and investing community may not be in line with what might be a different strategic objective that the new Board might pursue for the Company.

In our Agreement and in accordance with Paragraph D “Wells Fargo Securities’ it states that our engagement may be terminated by either party hereto at any time, with or without cause, upon ten day’s prior written notice to the other party”. Therefore, The Eastern Company hereby is giving Wells Fargo Securities notice that the Agreement dated March 27, 2015 is terminated.

In accordance, with Paragraph B, Item 3, the agreement regarding future transactions equal to or in excess of $50 million will expire 18 months following 10 days from the date of this letter.

Thank you for your services.

Sincerely,

/s/Leonard F. Leganza
Leonard F. Leganza
Chairman, President and CEO